Media Contact:

Dana M. Harris

Napster

310-281-5073

dana.harris@napster.com

Investor Contacts:
Alex Wellins or Jennifer Jarman

The Blueshirt Group, for Napster

(415) 217-7722

alex@blueshirtgroup.com; jennifer@blueshirtgroup.com

NAPSTER ADDS 66,000 PREMIUM SUBSCRIBERS IN THE THIRD FISCAL QUARTER; INCREASES SUBSCRIBER BASE 110% YEAR-OVER-YEAR

LOS ANGELES, Calif. – February 8, 2006 – Napster (Nasdaq: NAPS), the biggest brand in digital music, today reported financial results for its fiscal third quarter ended December 31, 2005.

“Napster had a strong third quarter, adding substantially to our premium subscriber base which now totals in excess of 500,000,” said Chris Gorog, Napster’s Chairman and CEO. “We have grown our premium subscribers 110% year over year confirming strong demand for Napster’s subscription product. Subscriber revenues now represent approximately 86% of music revenue. During the third quarter, we also executed on two key strategic objectives: the launch of XM + Napster and the launch of Napster Germany which debuted to strong demand. Going forward in 2006 we will expand our product offerings available at Napster.com including a free experience for music fans which will be supported by advertising. We believe the prospects for our new Napster.com initiative, the robust organic growth of our subscription business, together with our focus on cost controls will all contribute to accelerating our path to profitability.”

Napster 3Q06 Earnings Release, 2/8/06	Page 2

Net revenue from continuing operations for the third quarter of fiscal 2006 grew to $23.5 million, 94% over the prior year quarter and a slight increase from $23.4 million in the second quarter of fiscal 2006, which included $2.1 million of hardware revenue in contrast to approximately $500,000 in the third quarter of fiscal 2006.  Net loss from continuing operations, before income taxes, was ($16.7) million for the third quarter of fiscal 2006, compared to a net loss from continuing operations, before income taxes, of ($13.3) million in the second quarter of fiscal 2006 and ($14.9) million in the third quarter of fiscal 2005. The net loss after taxes for the third quarter of fiscal 2006 was ($17.0) million or ($0.40) per basic and diluted share.

Napster ended the third quarter with a total of $111.4 million of cash, cash equivalents and short term investments.

Business Outlook

For the fourth quarter of fiscal 2006 Napster expects to make progress on its partnerships and business initiatives, including participation with Ericsson in the 3GSM World Congress next week. Fiscal fourth quarter revenues are expected to increase to approximately $25 million, while operating expenses are expected to decrease. Additionally Napster is reiterating its prior statements that it believes that its cash, cash equivalents and short term investments are sufficient to fund the Company’s business initiatives through at least the end of calendar 2007.

Napster 3Q06 Earnings Release, 2/8/06	Page 3

Corporate Highlights

Napster recently:

•	Launched its award-winning digital music service across Germany. Napster Germany is the first and only subscription music service available to music fans across the region.
•	Announced that a version of the innovative XM + Napster integrated music service is available to XM Satellite's six-million-plus subscribers at napster.xmradio.com.
•

Announced the immediate availability of Napster 3.5, the latest version of its award-winning subscription service. The intuitive new software delivers a unique experience for each member through the addition of a personal "Playlist of the Day" and interactive tools that enable content delivery to be honed to individual tastes.

Conference Call Information

The Napster third quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Wednesday, February 8, 2006. To participate on the live call, analysts and investors should dial 800-218-9073 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster

Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world's largest and most diverse online collection of music and move an unlimited amount of songs to compatible portable audio players. Napster (www.napster.com) members have access to songs from the major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is now available in the United States, Canada, Germany and the U.K. and is headquartered in Los Angeles with offices in New York, London, Frankfurt and Tokyo.

Napster 3Q06 Earnings Release, 2/8/06	Page 4

Safe Harbor Statement

Except for historical information, the matters discussed in this press release, in particular matters related to the launch of a new advertising-supported business, the progress of the Company’s strategic partnerships, and the Company’s future expenses, revenue, and cash balances are forward-looking statements that are subject to certain risks and uncertainties such as failure to develop new products and services; decreased demand for our products and services; flaws inherent in our products or services; failure of our products to interoperate with the hardware products of our customers; intense competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 8, 2006, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2006 Napster, LLC. All rights reserved. Napster and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

NAPSTER INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(unaudited)

	December 31,	March 31,
	2005	2005

ASSETS
Current assets:
Cash and cash equivalents	$55,266	$135,416
Short-term investments	56,173	22,540
Investment in Sonic Shares	—	9,840
Accounts receivable, net of allowance for doubtful accounts of
$18 at December 31, 2005 and $6 at March 31, 2005	3,667	1,545
Investment hedge receivable	—	4,619
Prepaid expenses and other current assets	3,289	5,156

Total current assets	118,395	179,116

Property and equipment, net	6,208	5,337
Goodwill	34,658	34,658
Identifiable intangible assets, net	—	1,349
Investment in unconsolidated entity	1,282	—
Other assets	360	422

Total assets	$160,903	$220,882

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,777	$6,547
Income taxes payable	3,634	4,125
Accrued liabilities	15,711	11,381
Deferred revenues	11,490	8,345
Deferred gain on divestiture	2,123	2,073
Short-term debt	61	15,110

Total current liabilities	37,796	47,581

Long-term liabilities:
Deferred income taxes	2,391	1,696
Other long-term liabilities	179	212

Total liabilities	40,366	49,489

Stockholders' equity:
Preferred stock, $0.001 par value; Authorized: 10,000 shares;
Issued and outstanding: none at December 31, 2005 and
none at March 31, 2005	—	—
Common stock, $0.001 par value; Authorized: 100,000 shares;
Issued and outstanding: 43,886 shares at December 31, 2005
and 42,961 shares at March 31, 2005	44	43
Additional paid-in capital	260,434	256,586
Deferred stock-based compensation	(3,587)	(533)
Accumulated deficit	(136,968)	(86,423)
Accumulated other comprehensive income	614	1,720

Total stockholders' equity	120,537	171,393

Total liabilities and stockholders' equity	$160,903	$220,882

NAPSTER INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Revenues:
Content	$22,766	$11,990	$64,553	$27,610
Hardware and license	766	121	3,359	1,683

Total revenue	23,532	12,111	67,912	29,293

Cost of revenues :
Content	16,232	9,573	45,797	21,943
Hardware and license	974	85	4,039	1,608
Amortization of purchased technologies	21	31	83	93

Total cost of revenues	17,227	9,689	49,919	23,644

Gross profit	6,305	2,422	17,993	5,649

Content gross profit %	29%	20%	29%	20%
Hardware and license gross profit %	(27% )	30%	(20% )	4%
Gross profit %	27%	20%	26%	19%

Operating expenses:
Research and development	3,803	2,885	10,214	8,961
Sales and marketing	15,449	9,169	42,112	22,911
General and administrative	5,007	5,585	15,994	16,152
Amortization of intangible assets	316	474	1,264	1,462

Total operating expenses	24,575	18,113	69,584	49,486

Loss from continuing operations	(18,270)	(15,691)	(51,591)	(43,837)

Loss from unconsolidated entity	(63)	—	(63)	—
Other income, net	1,617	806	1,948	881

Loss before provision for income taxes	(16,716)	(14,885)	(49,706)	(42,956)
Income tax benefit (provision)	(291)	11,232	(839)	15,647

Loss from continuing operations, after benefit (provision )
for income taxes	(17,007)	(3,653)	(50,545)	(27,309)

Income from discontinued operations, net of tax effect	—	16,438	—	22,141

Net loss	$(17,007)	$12,785	$(50,545)	$(5,168)

Earnings per share:

Net loss per share from continuing operations
Basic and diluted	$(0.40)	$(0.10)	$(1.18)	$(0.79)

Net income per share from discontinued operations
Basic and diluted	$—	$0.47	$—	$0.64

Net loss per share
Basic and diluted	$(0.40)	$0.36	$(1.18)	$(0.15)

Weighted average shares used in computing net
income (loss) per share
Basic and diluted	42,994	35,097	42,977	34,520